Exhibit 10.3

AMENDMENT NO. 1 TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to that certain Amended and Restated Employment Agreement (the “Employment Agreement”) by and between Sean Moran (the “Executive”) and Corbus Pharmaceuticals Holdings, Inc. (the “Company”) dated June 26, 2014 and effective as of April 11, 2014 (the “Effective Date”) is effective as of the date set forth on the signature page hereof.

WHEREAS, the Employment Agreement sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, the Company and Executive desire to amend the Employment Agreement to reflect the terms of the Executive’s continued employment through April 11, 2018 (the “Term”), and provide for certain severance payments should the Executive’s employment terminate during the Term;

WHEREAS, the Company and Executive desire to make certain other amendments to the Employment Agreement to reflect changes to Executive’s compensation since the Effective Date; and

WHEREAS, Section 14 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to an instrument in writing between the Company and Executive.

NOW, THEREFORE, the Company and Executive hereby agree that the Employment Agreement shall be amended as follows:

1.

Effective as of January 1, 2016, Section 5.1 of the Employment Agreement is hereby amended by substituting “$305,000” for “$200,000” where the latter appears therein, and by adding the following language at the end of Section 5.1, “The foregoing annualized rate will be effective for fiscal year 2016 and may be reevaluated by the Company’s Board of Directors for fiscal year 2017.”

2.	Effective as of January 1, 2016, Section 5.2(a) of the Employment Agreement is hereby amended by substituting “40%” for “33%” where the latter appears therein.
3.	The second sentence of Section 5.7 of the Employment Agreement is hereby amended in its entirety to read as follows:

“After completion of the Term the Company shall give the Executive at least 14 days' prior written notice of any changes to Executive's compensation.”

4.	Section 11 of the Employment Agreement is hereby amended in its entirety to read as follows:

“11.1Term.  Effective as of April 11, 2016, unless earlier terminated in accordance with the provisions of this Section 11, the term of this Agreement shall continue for a period of (2) years, expiring on April 11, 2018 (the “Term”).  If the Company continues to employ the Executive after the expiration of the Term without a written extension of the term, such employment shall continue on an AT-WILL basis and the Company shall have the right to terminate this Agreement and the Executive’s employment at any time subject to the notice provisions set forth in Section 11.5 below.

11.2Death.  Upon the death of the Executive, the Executive’s employment with the Company shall terminate.

11.3Disability. If the Executive is unable to perform the essential functions of Employee’s employment with the Company for more than twelve weeks (unless a longer period is required by state or federal law), the Company shall have the right to terminate the Executive’s employment upon prior written notice.

11.4Termination by the Executive.  The Executive may terminate this Agreement and his employment hereunder with or without Good Reason (as defined below) upon 30 days prior written notice to the Company.

11.5Termination by Company.  The Company may terminate this Agreement and the Executive’s employment hereunder (i) without Cause upon 30 days prior written notice to the Executive or (ii) immediately for Cause.

11.6Certain Definitions.  The following capitalized terms shall have the meanings assigned to them below:

‘Cause’ means:  (i) the Executive’s chronic failure to perform those material duties assigned to him pursuant to Section 3 above to the reasonable satisfaction of the Board after written notice thereof and a reasonable opportunity to respond and/or cure of not less than 30 days; (ii) the Executive’s gross negligence or misconduct (including but not limited to acts of fraud or theft or the violation of applicable laws) in connection with the performance of his duties; (iii) the Executive’s material breach of Section 7, 8 or 9 above; (iv) the Executive’s commission of an act of moral turpitude; (v) the Executive being dependent on or addicted to alcohol or drugs; or (vi) the Executive’s conviction of or plea of nolo contendere to a felony.

‘Good Reason’ means the voluntary termination by the Executive within thirty (30) days following:  (i) a requirement that the Executive physically relocates to another office that is more than 75 miles from the office location that the Executive reported to at the commencement of his employment with the Company; (ii) a reduction in the Executive’s rate of compensation, potential incentive compensation, or general benefits (other than general changes, in each case, affecting all similarly situated employees to substantially the same extent); or (iii) a material adverse change in the Executive’s job description or a significant reduction of the scope of the Executive’s authority or responsibilities.”

5.	Sections 12.4, 12.5 and 12.6 are hereby added to the Employment Agreement, to read as follows:

“12.4 Additional Payments.  Subject to Sections 12.5 and 12.6, in the event that the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason during the Term, (A) the Company shall (i) pay to the Executive an amount equal to twelve months of his then current Base Salary under Section 5.1 above (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the date of termination of employment and (ii) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, reimburse the Executive for the cost of health insurance under COBRA for a period of twelve months; provided, however, that if and to the extent that the Company may not provide such COBRA reimbursement without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner, provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA reimbursement been provided in the manner described above or cause a violation of Section 409A (as defined below), and (B) if the Executive is entitled to a Bonus, subject to the Board’s discretion and approval as set forth in Section 5.2 above, the Company shall pay such Bonus in accordance with the terms of the applicable plan and on the same basis as other participants in the plan except that the Bonus amount shall be prorated (based on the percentage of days the Executive was employed relative to the total number of days in the bonus earning period).  Notwithstanding anything to the contrary contained herein, to the extent the Company immediately terminates the Executive’s employment in lieu of the 30 day notice period referenced in Section 11.5 above, such 30 day notice period shall be deemed to be included in the period of payments and benefits provided for in this Section 12.4 (and no additional compensation shall be provided for such a notice period).

12.5Release Agreement.  In order to receive the payments and benefits set forth in Section 12.4 (collectively referred to herein as the “Severance Payments”), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion.  If the Executive is eligible for Severance Payments pursuant to Section 12.4, the Company will deliver the Release Agreement to the Executive within seven (7) calendar days following the date of termination of employment.  The Severance Payments are subject to the Executive’s execution and delivery of such Release Agreement within 45 days of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement.

12.6Post-Termination Breach.  Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to provide the Severance Payments will immediately cease if the Executive breaches any of the provisions of Sections 7, 8 or 9, the Release Agreement or any other Agreement the Executive has with the Company.”

6.	Except as amended herein, the Employment Agreement shall remain in full force and effect.
7.

This Amendment may be executed in several counterparts, each of which is deemed to be an original but all of which together will constitute one and the same instrument.  This Amendment may be delivered via facsimile or scanned “PDF” which shall be an original for all purposes.

[Signature Page Follows]

IN WITHNESS WHEREOF, the parties hereto have duly executed this Amendment as of this 11th day of April, 2016.

Corbus Pharmaceuticals Holdings, Inc.

/s/ Yuval Cohen
Name: Yuval Cohen
Title: Chief Executive Officer

Employee

/s/ Sean Moran
Sean Moran